-------------------------------------
                                                       OMB APPROVAL
                                                       ------------
                                           OMB Number:                 3235-0287
                                           Expires:             January 31, 2005
                                           Estimated average burden
                                           Hours per response                0.5
                                           -------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|X| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

--------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   Warrell, Jr.                      Raymond                            P.
--------------------------------------------------------------------------------
   (Last)                            (First)                            (Middle)

                             c/o Genta Incorporated
                               Two Connell Drive
--------------------------------------------------------------------------------
                                    (Street)

   Berkeley Heights                     NJ                                07922
--------------------------------------------------------------------------------
   (City)                            (State)                              (Zip)

--------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   Genta Incorporated (Nasdaq: GNTA)
--------------------------------------------------------------------------------
3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


--------------------------------------------------------------------------------
4. Statement for Month/Day/Year

   February 18, 2003
--------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Day/Year)


--------------------------------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   |X| Director                     |_| 10% Owner
   |X| Officer (give title below)   |_| Other (specify below)

   Chief Executive Officer
--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

   |X| Form filed by One Reporting Person
   |_| Form filed by More than One Reporting Person
--------------------------------------------------------------------------------


                                                                          (Over)

================================================================================
          Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                              5.               6.
                                                                 4.                           Amount of        Owner-
                                                                 Securities Acquired (A) or   Securities       ship
                                     2A.            3.           Disposed of (D)              Beneficially     Form:      7.
                        2.           Deemed         Transaction  (Instr. 3, 4 and 5)          Owned Following  Direct     Nature of
                        Transaction  Execution      Code         --------------------------   Reported         (D) or     Indirect
1.                      Date         Date, if any   (Instr. 8)               (A)              Transaction(s)   Indirect   Beneficial
Title of Security       (Month/Day/  (Month/Day/    -----------              or               (Instr. 3        (I)        Ownership
(Instr. 3)              Year)        Year)          Code    V    Amount      (D)      Price   and 4)           (Instr.4)  (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.001         2/18/03                     P            5,000       A        $6.85   40,800(1)        I          (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.001                                                                               10,000           I          (3)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================


                                                                          (Over)

================================================================================
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

                                                                                                         9.
                                                                                                         Number     10.
                                                                                                         of         Owner-
                                                                                   7.                    Deriv-     ship
               2.                                  5.                              Title and             ative      Form of
               Conver-                             Number of                       Amount of             Secur-     Deriv-   11.
               sion                                Derivative                      Underlying            ities      ative    Nature
               or                3A.               Securities  6.                  Securities   8.       Bene-      Secur-   of
               Exer-             Deemed   4.       Acquired    Date                (Instr. 3    Price    ficially   ities:   In-
               cise     3.       Execu-   Trans-   (A) or      Exercisable and     and 4)       of       Owned      Direct   direct
               Price    Trans-   tion     action   Disposed    Expiration Date   -------------  Deriv-   Following  (D) or   Bene-
1.             of       action   Date,    Code     of (D)      (Month/Day/Year)         Amount  ative    Reported   In-      ficial
Title of       Deriv-   Date     if any   (Instr.  (Instr. 3,  ----------------         or      Secur-   Transac-   direct   Owner-
Derivative     ative    (Month/  (Month/  8)       4 and 5)    Date     Expira-         Number  ity      tion(s)    (I)      ship
Security       Secur-   Day/     Day/     ------   ----------  Exer-    tion            of      (Instr.  (Instr.    (Instr.  (Instr.
(Instr. 3)     ity      Year)    Year)    Code V   (A)    (D)  cisable  Date     Title  Shares  5)       4)         4)       4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         5,663,262  D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) Does not include 1,000 shares held by the Reporting Person's spouse's individual retirement account or 5,995 shares held by Reporting Person's spouse issued as a hiring bonus.
(2)   Held by the Reporting Person's individual retirement account.
(3) Shares issued to Relgen LLC, a privately held corporation, of which the Reporting Person is the majority stockholder.


       /s/ Raymond P. Warrell, Jr.                          February 18, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.